                                                                    EXHIBIT 12.2

              PUBLIC SERVICE COMPANY OF NEW MEXICO AND SUBSIDIARIES
    Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                    (1,000'S)


                                                                                                                  Three Months
                                                                         Year Ended December 31,                      Ended
 Line                                                     ------------------------------------------------------  ------------
  No.                                                      12/31/02   12/31/01    12/31/00   12/31/99   12/31/98    03/31/03
-----                                                     ---------  ---------   ---------  ---------  ---------  ------------
    Fixed charges, as defined by the Securities and
    Exchange Commission:
 1  Interest on Long-term Debt                            $  56,409  $  62,716   $  62,823  $  65,899  $  50,929  $     15,684
 2  Amortization of Debt Premium, Discount and Expenses       2,302      2,346       2,037      2,121      1,513           639
 3  Other Interest                                            3,173        (64)        752      2,667     10,791         1,302
 4  Estimated Interest Factor of Lease Rental Charges        22,290     22,235      19,716     16,514     64,275         4,763
                                                          ---------  ---------   ---------  ---------  ---------  ------------
 5  Total Fixed Charges                                      84,174     87,233      85,328     87,201    127,508        22,388
 6  Preferred dividend requirements                             586        586         586        586        586           146
                                                          ---------  ---------   ---------  ---------  ---------  ------------
 7  Total Fixed Charges and Preferred dividend
    requirements                                          $  84,760  $  87,819   $  85,914  $  87,787  $ 128,094  $     22,534
                                                          =========  =========   =========  =========  =========  ============
    Earnings, as defined by the Securities and Exchange
    Commission:

 8  Consolidated Net Earnings from Continuing Operations  $  62,216  $ 150,433   $ 100,946  $  79,614  $  95,119  $      9,089
 9  Income Taxes                                             32,870     81,063      74,345     42,308     56,291         5,287
10  Add Fixed Charges as Above                               84,174     87,233      85,328     87,201    127,508        22,388
                                                          ---------  ---------   ---------  ---------  ---------  ------------
11  Earnings Available for Fixed Charges                  $ 179,260  $ 318,729   $ 260,619  $ 209,123  $ 278,918  $     36,764
                                                          =========  =========   =========  =========  =========  ============
12  Ratio of Earnings to Combined Fixed Charges and            2.12       3.63        3.03       2.38       2.18          1.63
                                                          =========  =========   =========  =========  =========  ============